Exhibit 10.1

April 22, 2020

E-mail Delivery

John Kuo

Re: Separation Agreement

Dear John:

As we discussed, your employment with Varian Medical Systems, Inc. (“Varian”) will end on May 22, 2020 (“Separation Date”). This letter, if you accept it by signing and returning it to Varian, will constitute the terms of your agreement with Varian on the matters discussed therein (the "Agreement"). Under no circumstances should you sign, date and return this Agreement before your Separation Date. Please read this letter carefully.

1.Transition Period. For transition purposes, you and Varian have agreed that you will work until your Separation Date to transition your responsibilities. Regardless of whether you sign this Agreement, you will be paid your current rate of salary, less applicable state and federal withholding until your Separation Date. You will receive your final paycheck with all salary and wages due, including any other applicable amounts owed such as accrued and unused vacation time in accordance with applicable law.

2.Retirement Benefits; Equity and Bonus. Regardless of whether you sign this Agreement:

a. You will remain eligible to earn a pro-rated fiscal year 2020 (“FY20”) bonus, based on (i) the number of days you are employed during the FY20 performance period and (ii) the achievement of FY20 company and individual performance, which will be paid in December 2020 if earned.

b. All or a portion of each of your unvested equity awards will continue to vest following your Separation Date subject to the terms and conditions of the applicable award agreements, including, but not limited to, the satisfaction of the applicable performance goals in the case of your performance stock unit awards.

c. You will not receive a February 2020 equity grant.

3.Separation Benefits. In consideration for your signing and accepting the terms of this
Agreement, you will receive a lump sum payment that includes the following consideration:

a. $491,356 representing 50 weeks of severance pay, at your current rate of salary, less applicable state and federal withholding amounts.

b. $19,423 representing the equivalent of the cost of 12 months COBRA coverage less applicable state and federal withholding amounts. You must enroll in COBRA coverage yourself; Varian will not enroll for you. More COBRA information will be provided under separate cover. For the avoidance of doubt, you are not required to use this amount for COBRA coverage.

c. An additional $68,493 cash payment, less applicable state and federal withholding amounts.

d. You will also be eligible for executive outplacement services for 6 months, paid directly by the Company to the outplacement provider.

The lump sum payment will be paid to you in 2020 no later than the second payroll date following the “Effective Date” of this Agreement, as described below. You agree that the foregoing terms shall constitute the entire amount of monetary consideration provided to you under this Agreement, and that you will not seek any further compensation for any other

John Kuo
April 22, 2020

claimed damage, costs or attorneys’ fees in connection with the matters encompassed in this Agreement. You further agree that this Agreement, all of its terms, and all of the obligations of Varian contained herein are expressly contingent upon the condition that you do not exercise your right of revocation, as described in subparagraph (f) of the “Acknowledgment of Waiver of Claims Under the Age Discrimination in Employment Act” paragraph below.

4.Acknowledgement of Payment of Wages. In accordance with applicable state law, you will have received your final paycheck which will include a final payment for all wages through your Separation Date. You acknowledge and represent that, other than the consideration set forth in this Agreement, Varian has paid or provided all salary, wages, bonuses, accrued paid personal leave, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to you, with the exception of payments to which you may have been entitled under written bonus or compensation plans that have future payout dates and reasonable business expenses that you will submit to Varian, or unless otherwise covered by prior agreement. Such requests for reimbursement must be made within thirty (30) days from your Separation Date.

5.General Release of Claims. In exchange for the benefits described above, you agree not to sue, or otherwise file any claim against, and fully and unconditionally waive, release and discharge, to the maximum extent permitted by law, Varian and its predecessors, subsidiaries, related entities, officers, directors, shareholders, agents, attorneys, employees, successors or assigns (“the Releasees”) from any and all claims, of any kind whatsoever, whether known or unknown, which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever, including, without limitation, any and all claims relating to or arising out of your employment relationship with Varian, and the termination of that relationship; any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock of Varian, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law; any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits; any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967 (ADEA); the Older Workers Benefit Protection Act (OWBPA); the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Immigration Control and Reform Act; any and all claims for violation of the federal or any state constitution or other applicable state laws; any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by you as a result of this Agreement; and any and all claims for attorneys’ fees and costs.

You enter this Agreement on your own behalf and on behalf of your heirs, beneficiaries, successors, representatives, trustees, administrators and assigns. You represent that you have made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this General Release of Claims section. You agree that the release set forth in this section shall be and will remain in effect in all respects a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date you sign this Agreement, (iii) that may arise after you sign this Agreement, (iv) for reimbursement of expenses under the Company’s expense reimbursement policies and California Labor Code section 2802, (v) for rights, if any to indemnification under any indemnification agreement between you and Varian or under Varian’s certificate of incorporation or bylaws, including coverage under applicable Varian insurance policies such as director & officer insurance and comprehensive liability insurance that may apply to you, each as amended or (vi) which cannot be released by private agreement. In addition, nothing in this Agreement including but not limited to the release of claims, confidential information, confidentiality, and non-disparagement provisions, (i) waives your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when you have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, (ii) limits or affects your right to challenge the validity of this Agreement

John Kuo
April 22, 2020

under the Age Discrimination in Employment Act of 1967 ("ADEA”) or the Older Workers Benefit Protection Act of 1990 (“OWBPA”), (iii) prevents you from communicating with, filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, or any other any federal, state or local agency charged with the enforcement of any laws (each, a “Government Agency”), including providing documents or any other information to any such Government Agency, (iv) limits or affects your right to receive monetary rewards for providing information to any Government Agency under applicable whistleblower provisions, or (v) limits you from exercising rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees. Although, by signing this Agreement, you are waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or otherwise where prohibited.

6.Release of Unknown Claims. You acknowledge that you are familiar with the provisions of California Code Civil Section 1542, or comparable applicable state statute, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Being aware of the above code section, you hereby expressly waive any rights you may have thereunder, as well as under any other statutes or common law principles of similar effect.

7.Acknowledgment of Waiver of Claims Under the Age Discrimination in Employment Act. In accordance with the Older Workers Benefit Protection Act, you should be aware of the following:

a.You have the right to consult with an attorney, and are hereby advised in writing, to consult with an attorney of your choice prior to signing this Agreement;

b.You confirm that you have carefully read and fully understand all of the provisions of this Agreement and knowingly and voluntarily agree to all of the terms set forth herein;

c.You are, through this Agreement, waiving and releasing any rights you may have under the ADEA, and that this waiver and release is knowing and voluntary.

d.You understand that rights or claims under the ADEA that may arise after the date this Agreement is signed, are not waived.

e.You have the opportunity of a full twenty-one (21) days from the date of this Agreement, or the date you were presented with this Agreement, whichever is later, to consider this Agreement before signing it, and if you have not availed yourself of that full time period, you have failed to do so knowingly and voluntarily; and

f.Revocation. After you accept this Agreement by signing it and returning it to Varian, you have seven (7) days to revoke this Agreement. If you choose to revoke the Agreement, you must notify Varian of your decision to do so in writing and deliver your written notice to Terilyn Monroe, Senior Vice President, Chief People Officer. You may deliver your revocation notice by email to Terilyn Monroe, by overnight delivery or registered mail, or by any other reasonable method of delivery for receipt within seven (7) days of acceptance. If your revocation is received within seven (7) days of acceptance, this Agreement will not be effective, and you will not receive any Severance Benefits.

8.Effective Date. If you do not revoke the Agreement in the manner described above, the Agreement becomes effective on the eighth (8th) day (“Effective Date”) after you returned the signed letter to Varian.

John Kuo
April 22, 2020

9.Confidential/Proprietary Information. You agree to comply with the terms contained in any agreement you entered into with Varian, including the Proprietary Information and Inventions Agreement, that continue to apply after your employment by Varian ends, including, but not limited to, Varian’s practices, policies, procedures, business and manufacturing processes, trade secrets, patents, products, Research and Development efforts, customer lists, price lists, marketing and sales plans, company financials, employees, vendors and suppliers, other nonpublic information concerning Varian’s business affairs and information that is confidential, proprietary or related to patient health which you obtained during the course of your employment with Varian.

In accordance, you also confirm that you have returned to Varian all Varian property in your possession, except your iPhone and iPad.

You further agree that, at all times, the terms and contents of this Agreement, and the contents of any negotiations and discussions resulting in this Agreement, shall be maintained as confidential by you, your spouse/domestic partner, your attorney or your accountant, and shall not be disclosed except to the extent required by law or as otherwise agreed to in writing by the Company.

Nothing in this Agreement prohibits you from reporting an event that you reasonably and in good faith believe is a violation of law to the relevant law-enforcement agency (such as the SEC, EEOC, or DOL), from testifying truthfully under oath in any court, arbitration or administrative agency proceeding, from providing truthful information in the course of a government investigation or from cooperating in an investigation conducted by such a government agency. This may include disclosure of trade secret or confidential information within the limitations permitted by the 2016 Defend Trade Secrets Act (DTSA). You are hereby provided notice that under the DTSA, (1) no individual will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

10.Breach. In the event that you breach any of your obligations under this Agreement or as otherwise imposed by law, Varian will be entitled to obtain all relief provided by law or equity. You agree that no promise, inducement or other agreement not expressly contained in this Agreement or referred to in this Agreement has been made conferring any benefit upon you, and that this Agreement, with the sole exception of the agreements referenced in the paragraph titled “Confidential/Proprietary” above, contains the entire agreement between you and Varian with respect to its subject matter, including but not limited to the termination of your employment. You expressly agree that you are not relying on any representations that are not contained in this Agreement.

11.Cooperation with Varian. You agree to cooperate fully with Varian in its defense or prosecution of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint, action for protection of intellectual property, or other action which has been or may be filed.

12.Non-disparagement. You agree not to make statements to clients, customers and suppliers of the Releasees or to other members of the public that are in any way disparaging or negative towards Varian or its products and services. This provision does not limit your ability to truthfully participate in any agency, association, board, court or regulatory body investigation or proceeding or to provide truthful information if legally required or compelled by subpoena or applicable law.

13.Non-Solicitation of Varian Employees. While employed Varian and for a period of one (1) year after the Separation Date, you will not, directly or through others, solicit any employee or contractor of Varian or any of its subsidiaries to work for you or any third party other than Varian or engage in any activity that would cause any employee or contractor to violate any agreement with Varian or any of its subsidiaries. General advertisements/postings of open positions (which shall not include those made on your personal social media accounts), and engagement with persons in respect to such generally advertised/posted positions, shall not be considered solicitation under this agreement.

John Kuo
April 22, 2020

14.Resignation from All Boards, Committees and Officer Positions. You agree to resign from all boards, committees and officer positions of Varian and its subsidiaries and related entities on which you serve, effective as of the Separation Date (or sooner date requested by Varian).

15.Severability. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

16.Choice of Law/Venue. The parties agree that all controversies arising out of this Agreement will be governed by the law of the state of California. The prevailing party in any such action shall be entitled to recover costs and attorney’s fees.

17.Entire Agreement; Amendment. This Agreement sets forth the entire Agreement between you and Varian and supersedes any and all prior oral or written Agreements or understanding between you and Varian concerning the subject matter. This Agreement may not be altered, amended or modified, except by a further written document signed by you and Varian’s Senior Vice President, Chief People Officer.

* * *
If you choose to accept this Agreement, please sign and date it and return it to Terilyn Monroe.

We wish you all the best in your future endeavors.

Sincerely,

Terilyn J Monroe

Terilyn J. Monroe
Senior Vice President, Chief People Officer

* * *

By signing this Agreement and returning it to Varian, I acknowledge and represent that:
(1) I have read, understand and accept the terms and conditions of this Agreement between Varian and me; (2) I have had the opportunity to review the Agreement carefully with an attorney of my choice; and (3) I voluntarily agree to its terms and conditions.

Again, under no circumstances should you sign, date and return this Agreement before your Separation Date.

/s/ John W. Kuo
______________________________________
John Kuo

May 24, 2020
Date: